Exhibit 10.3

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“First Amendment”) is entered into by and between Particle Drilling Technologies, Inc., a Nevada corporation (“Company”), and Jim B. Terry (“Executive”) as of August 7, 2007.

WHEREAS, Company and Executive have heretofore entered into that certain Employment Agreement effective as of January 23, 2006 (the “Employment Agreement”); and

WHEREAS, Company and Executive desire to amend the Employment Agreement in certain respects;

NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, Company and Executive hereby agree, effective as of the date first set forth above, that the Employment Agreement shall be amended as hereafter provided:

1.             Section 5.4 of the Employment Agreement shall be deleted and the following shall be substituted therefor:

“5.4        Parachute Payments.  Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), Company shall pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments.  The Gross-up Payment attributable to a particular Payment shall be made at the time such Payment is made; provided, however, that in no event shall the Gross-up Payment be made later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes.  Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment.  Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within ten days of the receipt of such claim.  Company shall notify Executive in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim.  If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company’s action.  If, as a result of Company’s action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company.  If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.”

2.             Except as expressly modified by this First Amendment, the terms of the Employment Agreement shall remain in full force and effect and are hereby confirmed and ratified.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment as of the date first set forth above.

“EXECUTIVE”	“COMPANY”

PARTICLE DRILLING TECHNOLOGIES, INC.

/s/ Jim B. Terry	By:	/s/ Ken R. LeSuer
Jim B. Terry		Name: Ken R. LeSuer
Title: Chairman, Board of Directors